Exhibit 5.2

Raymond Chabot
Grant Thornton LLP
Suite 2000
600 De La Gauchetière Street West
Montréal, Quebec
H3B 4L8

T 514-878-2691

Consent of Independent Registered Public Accounting Firm

Digi Power X Inc. (formerly Digihost Technology Inc.) (the “Company”)

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-286520) of the Company of our report dated September 16, 2024, except for Note 2(w), as to which the date is March 5, 2025, with respect to the audited consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada
May 15, 2025

Member of Grant Thornton International Ltd	rcgt.com